UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2006

Commission File Number	Registrant, State of Incorporation Address and Telephone Number	I.R.S. Employer Identification No.
333-42427	J.CREW GROUP, INC. (Incorporated in Delaware) 770 Broadway New York, New York 10003 Telephone: (212) 209-2500	22-2894486

333-42423	J.CREW OPERATING CORP. (Incorporated in Delaware) 770 Broadway New York, New York 10003 Telephone: (212) 209-2500	22-3540930

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 3, 2006, J. Crew Group, Inc. (the “Company”), TPG Partners II, L.P., TPG Parallel II, L.P., TPG Investors II, L.P. and TPG 1999 Equity Partners II, L.P. (collectively, “TPG”) entered into a registration rights agreement relating to the shares of the Company’s common stock that TPG holds (including shares it subsequently acquires). Subject to certain exceptions, including the Company’s right to defer a demand registration under certain circumstances, TPG will have the right to require the Company to register for public sale under the Securities Act all shares of common stock that it requests be registered at any time following the expiration of the 180-day lock-up period in connection with the initial public offering of the Company’s common stock. TPG will also be entitled to piggyback registration rights with respect to any future registration statement the Company files for an underwritten public offering of its securities. Under the agreement, the Company would be responsible for the expenses of any such offering. A copy of the registration rights agreement is attached hereto as Exhibit 10.1.

Item 8.01. Other Events.

On July 3, 2006, the Company issued a press release announcing the closing of the initial public offering of its Common Stock, the redemption of its preferred stock and the conversion into common stock of the 5.0% Notes Payable due 2008 of its subsidiary J. Crew. Operating Corp. The Company is furnishing a copy of the press release hereto as Exhibit 99.1 and copies of the redemption notices sent to holders of preferred stock hereto as Exhibit 99.2 and Exhibit 99.3.

Item 9.01. Financial Statements and Exhibits.

10.1	Registration Rights Agreement.

99.1	Press Release issued by J. Crew Group, Inc. on July 3, 2006.

99.2	Notice of Redemption of Series A 14 1/2% Cumulative Preferred Stock

99.3	Notice of Redemption of Series B 14 1/2% Cumulative Redeemable Preferred Stock.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

J.CREW GROUP, INC.
J.CREW OPERATING CORP.

By:	/s/ James S. Scully
Name:	James S. Scully
Title:	Executive Vice President and Chief Financial Officer

Date: July 3, 2006